Exhibit 10.8

May 16, 2005

To: Qing Wang

[Address]

Dear Qing:

I am pleased to offer you the position of Director of Marketing of the Telegent Systems USA, Inc. You will be based in China, under the guidance of Weijie Yun, the Company’s President and CEO. Your initial responsibility will be incorporating the subsidiary of Telegent Systems China, where you will be the Vice President of Marketing. You will also be responsible for marketing and business development, as well as establishing the infrastructure.

1. Compensation.

a. Base Wage. In this exempt position, you will earn a starting salary of $12,500.00 per month, which is equivalent to $150,000.00 on an annualized basis, subject to applicable tax withholding. Your salary will be payable semi-monthly pursuant to the Company’s regular payroll policy.

b. Signing Bonus. You will be awarded $10,000 bonus upon the Company closes its Series B finance. This bonus is under the condition that you remain an employee of the Company for one calendar year from the starting date with the stipulation that the bonus will be rescinded if employment is terminated before the one year anniversary.

c. Relocation. The company will reimburse your moving cost from the San Jose to China, and living expenses for the first three months in China.

2. Employee Benefits.

a. Paid Time Off. You will be eligible to accrue up to 15 days of paid time off (PTO) per calendar year, pro-rated for the remainder of this calendar year.

b. Group Plans. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental and vision plans, subject to any eligibility requirements imposed by such plans.

3. Equity Award.

a. Stock Option. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you a stock option (the “Option”) to purchase 175,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the date of the grant. The Option shares will vest at the rate of 25% of the total number of shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in the Stock Option Agreement to be executed between you and the Company, which date will be your Start Date, as defined below) and  1/ 48th of the total number of shares each month thereafter on the monthly anniversary of the Vesting Commencement Date. Vesting will, of course, depend on your continued employment with the Company. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2004 Share Plan (the “Plan”) and the Stock Option Agreement between you and the Company, including but not limited to a “lock-up” provision and a right of first refusal in favor of the Company.

4. Pre-employment Conditions.

a. Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information an Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

b. Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

c. Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

5. No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6. General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed Human Resources.

7. At-Will Employment. Your employment with the Company will be on “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company also reserves the right to modify or the terms of your employment at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by the Chief Executive Officer of the Company.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before May 20, 2005. The Company requests that you begin work in this new position on or before July 1, 2005. Please indicate the date (either on or before the aforementioned date) on which you expect to begin work in the space provided below (the “Start Date”). This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter will be governed by the laws of California, without regard to its conflict of laws provisions. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company.

Very truly yours,

TELEGENT SYSTEMS USA, INC.

Weijie Yun

By:	/s/ Weijie Yun
Title:	President and CEO

ACCEPTED AND AGREED:

Qing Wang

/s/ Qing Wang
Signature

6/15/2005
Date

Anticipated Start Date: